EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-40712 of Photronics, Inc. on Form S-3 of our report dated December 6, 1999, except as to Footnote 15, as to which the date is January 10, 2000, appearing in the Annual Report on Form 10-K of Photronics, Inc. for the year ended October 31, 1999, and of our report dated June 19, 2000, appearing in the Form 8-K/A Amendment No. 1 of Photronics, Inc. dated
June 30, 2000, relating to the supplementary consolidated financial statements of Photronics, Inc. We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Hartford, Connecticut

July 14, 2000